Exhibit 10.1
FORBEARANCE AGREEMENT AND
AMENDMENT TO CREDIT AGREEMENT

This Forbearance Agreement and Amendment (the “Agreement”), dated as of September 12, 2008, is among SEMGROUP ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Borrower”), the Guarantors (as defined in the Credit Agreement referred to below) party hereto (collectively, the “Guarantors”) WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), L/C Issuer and Swing Line Lender under the Credit Agreement referred to below and the Lenders signatory hereto.

R E C I T A L S:

A. The Borrower, the Administrative Agent and the Lenders that are parties thereto (the “Lenders”) entered into that certain Amended and Restated Credit Agreement dated as of February 20, 2008 (as amended, modified, supplemented and waived from time to time, the “Credit Agreement”).

B. The Borrower has informed the Administrative Agent and the Lenders that, as of July 18, 2008, a Change of Control has occurred, as more fully described in the Borrower’s Form 8-K filed on July 21, 2008 and on Schedule 1 hereto.  The Borrower has also informed the Administrative Agent and the Lenders that certain provisions of the Omnibus Agreement have terminated, as more fully described in the Borrower’s Form 8-K filed on July 24, 2008 and on Schedule 1 hereto.

C. As a result of the Change of Control and the termination of certain provisions of the Omnibus Agreement, Events of Default have occurred and are continuing under the Credit Agreement.  The Borrower has requested that the Administrative Agent and the Lenders agree to forbear, for a limited period, from exercising their rights and remedies under the Credit Agreement and the other Loan Documents relating to such Events of Default.

D. The Administrative Agent and the Lenders party hereto are willing to forbear from exercising such rights and remedies and to enter into this Agreement subject to and upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1. Definitions.  All capitalized terms used in this Agreement which are not otherwise defined shall have the meanings given to those terms in the Credit Agreement (after taking into account the amendments contained in Sections 5 and 6 hereof).

2. Defaults.  The Borrower and the Guarantors hereby acknowledge that Events of Default have occurred and are continuing under the Credit Agreement and the other Loan Documents, as a result of the occurrence of a Change of Control and the termination of certain provisions of the Omnibus Agreement, as set forth on Schedule 1 hereto (such Events of Default set forth on Schedule 1, collectively, the “Specified Defaults”).

3. Forbearance.  The Administrative Agent and the Lenders hereby agree to forbear from taking any action permitted to be taken by them under the Credit Agreement and the other Loan Documents with respect to:

(a) the Specified Defaults;

(b) any Default or Event of Default that results from (i) any failure by the Borrower to file its quarterly report on Form 10-Q with the SEC within the time period required by the Credit Agreement, the Securities Exchange Act of 1934 or applicable law, with respect to the Borrower’s fiscal quarter ended June 30, 2008 and the Borrower’s fiscal quarter ending September 30, 2008, or (ii) any failure by the Borrower to timely deliver to the Administrative Agent the financial statements and other information required by Sections 6.01(b) and 6.02(a) of the Credit Agreement with respect to the Borrower’s fiscal quarter ended June 30, 2008 (such Defaults and Events of Default, collectively, the “Reporting Default”), provided that such financial statements and other information required by Sections 6.01(b) and 6.02(a) shall be delivered to the Administrative Agent no later than September 30, 2008, provided that the certificate of a Responsible Officer of the General Partner accompanying such financial statements and other information shall state that it has been prepared in good faith and in accordance with GAAP, provided further that such statements and information may be subject to adjustments based upon changes made by the Borrower’s outside auditor and any such changes shall not constitute a Default or Event of Default;

(c) any Default or Event of Default arising under Sections 6.05(d) or 6.17 of the Credit Agreement or clause (m) of Section 8.01 of the Credit Agreement, to the extent, and only to the extent, (i) related to the Omnibus Agreement and the Throughput Agreement, and only for so long as SemGroup continues to provide services in accordance with the Omnibus Agreement, or (ii) related to the Borrower’s or a Guarantor’s exercise of set-off rights, withholding of payment or services or exercise of lien rights (such Defaults and Events of Default, collectively, the “Material Contract Defaults”); and

(d) any Default or Event of Default arising under subsection (ii) of clause (e) of Section 8.01 of the Credit Agreement (such Defaults and Events of Default, collectively, the “Swap Default”), provided that no Event of Default shall have occurred and be continuing under clause (n) of Section 8.01 of the Credit Agreement;

for the period of time (the “Forbearance Period”) commencing on the Effective Date (as herein defined) and ending on that date (the “Forbearance Termination Date”) which is the earliest to occur of (i) December 11, 2008, (ii) the occurrence of any Default or Event of Default, other than the Specified Defaults, the Reporting Default, the Material Contract Defaults or the Swap Default, and (iii) the failure after the date hereof of the Loan Parties to comply with any of the terms of this Agreement.  Such forbearance shall automatically, and without action, notice, demand or any other occurrence, expire on and as of the Forbearance Termination Date, except that, with respect to an event arising under clauses (ii) or (iii) (excluding any Default or Event of Default resulting from the failure of the Loan Parties to pay principal, interest or fees), notwithstanding anything contained herein to the contrary, the Forbearance Termination Date shall be the earlier to occur of (x) five Business Days after the event and (y) the date on which the Administrative Agent, on direction of the Required Lenders, advises the Borrower that the Forbearance Termination Date has occurred.     Except as expressly provided in this Section 3, the Administrative Agent and the Lenders reserve the right to exercise all of their rights and remedies under the Credit Agreement and the other Loan Documents.  Upon the occurrence of the Forbearance Termination Date, the Administrative Agent and the Lenders shall be free in their sole and absolute discretion, and without the need for further notice of such Forbearance Termination Date, to proceed to enforce any or all of their rights and remedies under or in respect of the Credit Agreement and the other Loan Documents and applicable Law, including without limitation, those credit termination, acceleration, enforcement and other rights and remedies arising by virtue of the occurrence of the Specified Defaults, the Reporting Default, the Material Contract Defaults or the Swap Default.

4. No Credit Extensions.  Borrower hereby agrees that it shall not make any Request for Credit Extension during the Forbearance Period, and that the Lenders shall have no obligation to make any Credit Extension during the Forbearance Period.  Notwithstanding the foregoing or anything to the contrary in Section 2.02(c) of the Credit Agreement, during the Forbearance Period, a Loan may be converted to or continued as a Eurodollar Rate Loan, provided that such Loans shall have an Interest Period of no greater than 30 days and shall in no event extend beyond the Forbearance Termination Date.

5. Amendment to Section 1.01 of the Credit Agreement.  During the Forbearance Period, Section 1.01 of the Credit Agreement is hereby amended, effective as of July 18, 2008, by deleting the defined term “Applicable Rate” in its entirety and replacing it with the following:

“Applicable Rate” means, from time to time, the following percentages per annum, based upon, as of any date of determination, the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 6.02(a):

Level	Consolidated Leverage Ratio	LIBOR Interest Margin	Base Rate Interest Margin	Commitment Fee
I	Less than or equal to 3.00 to 1.00	4.25%	2.75%	.75%
II	Greater than 3.00 to 1.00 but less than or equal to 4.00 to 1.00	4.50%	3.00%	.75%
III	Greater than 4.00 to 1.00 but less than or equal to 4.50 to 1.00	4.75%	3.25%	1.00%
IV	Greater than 4.50 to 1.00 but less than or equal to 5.00 to 1.00	5.00%	3.50%	1.00%
V	Greater than 5.00 to 1.00	5.25%	3.75%	1.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level (V) shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until such time as the Compliance Certificate is delivered, whereupon the Applicable Rate shall be determined as if the Compliance Certificate had been timely delivered, and is to be effective as of the first Business Day immediately following the date such Compliance Certificate was delivered.  The Compliance Certificate shall state that the Consolidated Leverage Ratio has been calculated in good faith and in accordance with GAAP, provided that if changes in such Consolidated Leverage Ratio are required as a result of the Borrower’s outside auditor having modified the numbers from which the Consolidated Leverage Ratio is derived, the Interest Margin and Commitment Fee shall be retroactively recalculated.  Any additional amount due by Borrower as a result of such recalculation shall be paid within 5 Business Days after notice by the Administrative Agent.  Notwithstanding anything to the contrary contained in this definition, the determination of Applicable Rate for a period shall be subject to the provisions of Section 2.10(b).

For the avoidance of doubt, the Applicable Rate includes the accrual of an additional 2.0% interest per annum as contemplated by the Default Rate, and therefore shall be applied in lieu of the Default Rate during the Forbearance Period.  During the Forbearance Period, interest shall be paid monthly by the Borrower (i) with respect to Base Rate Loans, on the last Business Day of each month (commencing September 30, 2008) and (ii) with respect to Eurodollar Rate Loans, on the last day of the Interest Period applicable to such Loan.

6. Further Amendment to Section 1.01 of the Credit Agreement.  Section 1.01 of the Credit Agreement is further amended by inserting the following defined terms in their appropriate alphabetical order:

“Forbearance Agreement” shall mean that certain Forbearance Agreement and Amendment to Credit Agreement, dated as of September 12, 2008, among the Borrower, the Guarantors, the Administrative Agent and the Lenders party thereto, as may be amended from time to time.

“Forbearance Fee Letter” means that certain letter agreement, dated September 12, 2008, between the Borrower and the Administrative Agent.

“Forbearance Period Effective Date” shall mean the “Effective Date” as defined in Section 17 of the Forbearance Agreement.

“Forbearance Period” shall mean the “Forbearance Period” as defined in Section 3 of the Forbearance Agreement.

“Investment Bank” shall mean UBS Securities LLC or an Affiliate thereof retained by the Borrower to provide recommendations to the Borrower regarding strategic alternatives for the Borrower, its Subsidiaries and their respective assets.

“Transformation Officer” shall mean an individual hired by the Borrower to oversee the Borrower’s operational and financial transformation, which officer shall report directly to the Board of Directors of the General Partner.

7. Amendment to Section 2.08(a) of the Credit Agreement.  During the Forbearance Period, Section 2.08(a) of the Credit Agreement is hereby amended by adding the following sentence to the end thereof:

Notwithstanding anything to the contrary contained herein, in no event shall the Eurodollar Rate be less than 3.00% per annum.

8. Amendment to Section 6.01 of the Credit Agreement.  During the Forbearance Period, Section 6.01 of the Credit Agreement is hereby amended by adding the following subsection (c):

(c)           as soon as available, but in any event within 30 days after the end of the prior month, a Consolidated and, in the event that the Borrower designates any Subsidiary as an Unrestricted Subsidiary, a consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such month, and the related Consolidated and consolidating, if any, statements of income or operations, partners’ capital and cash flows for such month and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, any such consolidating statements to be for the Borrower and its Restricted Subsidiaries on a combined basis and the Borrower’s Unrestricted Subsidiaries on a combined basis and such Consolidated statements to be certified by a Responsible Officer of General Partner, in its capacity as the sole general partner of the Borrower, as fairly presenting, in all material respects, the financial condition, results of operations, partners’ capital and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.  In the event the Borrower (or any Restricted Subsidiary) does not deliver such financial information within the 30 day period set forth in this Section 6.01(c), the Borrower (or such Restricted Subsidiary) shall have a grace period of three days to deliver such information, provided that such grace period shall commence upon the expiration of the 30-day period with no further notice to the Borrower (or such Restricted Subsidiary) by the Administrative Agent or any Lender.

9. Amendment to Section 6.02 of the Credit Agreement.  During the Forbearance Period, Section 6.02 of the Credit Agreement is hereby amended by (a) deleting the “.” at the end of subsection (l) thereof and replacing it with “;” and (b) adding the following new subsections (m) through (s):

(m)           commencing on October 3, 2008 and on the third of each month thereafter, an updated rolling 13-week forecast (the “Forecast”) of cash receipts and disbursements for the next succeeding 13-week period substantially in the form attached to the Forbearance Agreement as Exhibit 1;

(n)           by no later than 5:00 p.m. Eastern time on Tuesday of each week (i) a report of the Borrower’s actual cash receipts and disbursements for the week ended on the prior Friday, together with a comparison of such figures to the Forecast for such week and (ii) a Weekly Flash Report, substantially in the form attached to the Forbearance Agreement as Exhibit 2;

(o)           concurrently with any delivery of the forecasts, reports and schedules under subsections (m) and (n) above: (x) a certificate of a Responsible Officer of the General Partner (A) certifying that no Default or Event of Default has occurred (other than the Specified Defaults, the Reporting Default, the Material Contract Defaults or the Swap Default), (B) with respect to projections and forecasts, certifying that all such projections and forecasts have been prepared in good faith based upon assumptions that are reasonable in the opinion of the Borrower at the time made, (C) with respect to actual financial or other reports, certifying that such reports fairly present, in all material respects, the financial condition and results of operations the Borrower and the Guarantors as of the date(s) specified therein and (D) certifying that the balance of cash-on-hand of the Borrower and its Subsidiaries was at no time during the previous week less than the amount set forth on Schedule 2 to the Forbearance Agreement for the period indicated;

(p)           by no later than 5:00 p.m. Eastern time on September 24, 2008 and on a weekly basis thereafter, a certificate of a Responsible Officer of the General Partner certifying that the actual cash disbursements of the Borrower and the Guarantors for the relevant period were within the limitations set forth in Section 7.20;

(q)           (i) with respect to those assets of the Borrower and its Restricted Subsidiaries related to the Borrower’s asphalt cement and residual fuel inventory terminalling and storage business (the “Asphalt Assets”), the Borrower shall: (1) if the Borrower intends to solicit indications of interest from potential purchasers of the Asphalt Assets (a) on or before September 15, 2008, engage an Investment Bank or other third party consultant of recognized standing to provide recommendations to the Borrower regarding strategic alternatives for the Borrower and such Subsidiaries and their respective Asphalt Assets or enter into a joint agreement with SemGroup with respect to the marketing of the Asphalt Assets; (b) on or before October 30, 2008, distribute a confidential information memorandum or similar materials soliciting indications of interest from potential purchasers of the Asphalt Assets; and (c) on or before November 30, 2008, receive initial indications of interest from such potential purchasers, or (2) have cash receipts, with respect to such Asphalt Assets, for the four week period ending September 27, 2008, of no less than $7.120 million, for the five week period ending November 1, 2008, of no less than $4.169 million, and for the four week period ending November 29, 2008, of no less than $4.169 million; and (ii) with respect to those assets of the Borrower and its Restricted Subsidiaries related to the Borrower’s crude oil gathering, transportation, terminalling and storage business (the “Crude Assets”), the Borrower shall: (1) if the Borrower intends to solicit indications of interest from potential purchasers of the Crude Assets (a) on or before September 15, 2008, engage an Investment Bank or other third party consultant of recognized standing to provide recommendations to the Borrower regarding strategic alternatives for the Borrower and such Subsidiaries and their respective Crude Assets; (b) on or before October 30, 2008, distribute a confidential information memorandum or similar materials soliciting indications of interest from potential purchasers of the Crude Assets; and (c) on or before November 30, 2008, receive initial indications of interest from such potential purchasers, or (2) have cash receipts, with respect to such Crude Assets, for the four week period ending September 27, 2008, of no less than $7.811 million, for the five week period ending November 1, 2008, of no less than $9.801 million, and for the four week period ending November 29, 2008, of no less than $4.917 million;1

1           With respect to cash receipts referred to in (q)(i)(c) and (q)(ii)(c), reference is made to note 2 in Exhibit 1.

    (r)           with respect to the Investment Bank retained by the Borrower in connection with subsection (q) above, (x) the Administrative Agent shall be provided with a copy of all engagement agreements and (y) the Administrative Agent shall be given a report by the Borrower on material developments with respect to such engagements not less frequently than bi-weekly; and

(s)           by no later than two weeks after the Forbearance Period Effective Date, a certificate of a Responsible Officer of the General Partner certifying that the Borrower has hired a Transformation Officer that reports directly to the Board of Directors of the General Partner.  The Administrative Agent shall be given a report by the Transformation Officer on material developments with respect to his or her activities not less frequently than bi-weekly.

10. Amendment to Section 6.18 of the Credit Agreement.  During the Forbearance Period, Section 6.18 of the Credit Agreement is hereby amended by adding the following sentence at the end of the section as subsection (c):

“Without limiting the foregoing obligation, no later than September 30, 2008, for each deposit account maintained with a financial institution that is not a Lender, each Loan Party shall, and shall cause the depository bank maintaining each such account, to execute and deliver to the Administrative Agent, on behalf of the Lenders, one or more account control agreements in form and substance satisfactory to the Administrative Agent, perfecting the Administrative Agent’s first-priority security interest in such Party’s deposit accounts, enforceable as such against any other Persons.”

11. Amendment to Article VII of the Credit Agreement.  During the Forbearance Period, Article VII of the Credit Agreement is hereby amended by adding the following Sections 7.20 and 7.21:

7.20           Forecast Variance.  Beginning September 27, 2008 and on a weekly basis thereafter, allow the Borrower’s and Guarantors’ cumulative actual cash disbursements beginning September 14, 2008, to vary by greater than fifteen percent (15%) from the Total Operating Disbursements and Total Non-Operating Disbursements provided for such period in the Borrower’s Forecast attached as Exhibit 1, unless such variance is a result of Total Operating Disbursements and/or Total Non-Operating Disbursements being less than forecasted.

7.21           Minimum Liquidity.  Allow the sum of all Cash Equivalents and cash-on-hand of the Borrower and its Subsidiaries to be less than the amount set forth on Schedule 2 to the Forbearance Agreement for the period indicated.

12. Amendment to Article VIII of the Credit Agreement.  Article VIII of the Credit Agreement is hereby amended by:

(a) adding the word “or” at the end of subsection 8.01(k), and

(b)  deleting subsection 8.01(m) and replacing it with the following:

“Any of SemGroup, SemMaterials, L.P. or K.C. Asphalt, L.L.C., or any of their affiliates, as a debtor-in-possession in (or any Trustee appointed or elected in) the Chapter 11 cases of SemCrude L.P. and its affiliated debtors and debtors-in-possession currently proceeding under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware, shall reject one or more of the Material Contracts within the meaning of Section 365 of the Bankruptcy Code or otherwise cease to perform its obligations under such Material Contract (other than as contemplated by Section 3(c) of the Forbearance Agreement or in connection with a sale of the debtors' asphalt business together or in combination with a sale of Borrower's Asphalt Assets), and, within five days of the effectiveness of each such rejection or the cessation of such performance, such Material Contract has not been renegotiated with the applicable debtor (or any Trustee) or replaced with one or more new contracts with a third-party or parties (or, in the case of services under the Omnibus Agreement, replaced with any combination of one or more contracts with a third-party or parties or the provision of such services directly by the Borrower and the Guarantors), in each case, to the reasonable satisfaction of the Administrative Agent and the Required Lenders (it being understood that any such contract or contracts or provision of services directly by the Borrower and the Guarantors shall be deemed to be reasonable hereunder if all of the contractually required volumes under such Material Contracts are replaced for at least 85% of the revenue under such Material Contracts and substantially all of the necessary services under such Material Contracts are replaced at no greater cost to the Borrower and the Guarantors, as applicable).”

13. Further Amendment to Article VIII of the Credit Agreement.  During the Forbearance Period, Article VIII of the Credit Agreement is amended by deleting the “.” at the end of subsection 8.01(m) and replacing it with “; or” and adding the following new subsection (n):

(n)           Payments Under Swap Contracts.  During the Forbearance Period, the Borrower makes any payment or payments to any Lender party to the Forbearance Agreement that is also a counterparty to a Swap Contract with the Borrower in connection with any Termination Event (as defined therein) or any default or event of default under such Swap Contract, whether such Termination Event or default or event of default existed at, or occurred after, the Forbearance Agreement Effective Date, except as provided in paragraph 15 herein.

14. Permanent Revolver Commitment Reduction and Amendment to Schedule 2.01.  The Aggregate Revolver Commitments are hereby permanently reduced from $350,000,000 to $300,000,000 and Schedule 2.01 to the Credit Agreement is hereby amended by deleting such Schedule in its entirety and replacing it with Schedule 2.01 hereto.

15. Termination of Swap Contracts.  Each Lender that is a party to a Swap Contract with the Borrower, may, in its discretion, and provided it otherwise has the contractual right, terminate such Swap Contract and fix the amount either owed to such Lender or to the Borrower, as the case may be.  Any Lender that is a party to a Swap Contract that executes this Agreement agrees that it will not demand or accept payment from Borrower for the Swap Termination Value, or for any other sum on account of a Swap Contract, as long as Borrower pays interest to such Lender on the Swap Termination Value at the rate provided for Loans herein.

16. Representations and Warranties.  The Borrower represents and warrants to the Administrative Agent and the Lenders that the following statements are true, correct and complete:

(a) Representations and Warranties.  Each of the representations and warranties made by the Borrower and the Guarantors pursuant to the Credit Agreement, as amended hereby, and the other Loan Documents is true and correct on and as of the date of this Agreement in all material respects, except to the extent such representations and warranties expressly relate to an earlier date or to the Specified Defaults, the Reporting Default, the Material Contract Defaults or the Swap Default.

(b) No Default or Event of Default.  After giving effect to this Agreement, no Default or Event of Default has occurred and is continuing other than the Specified Defaults, the Reporting Default, the Material Contract Defaults and the Swap Default.

(c) Execution, Delivery and Enforceability.  This Agreement has been duly and validly executed and delivered by the Borrower and the Guarantors and constitutes their legal, valid and binding obligations, enforceable against the Borrower and the Guarantors in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

(d) Investment Bank.  The Borrower has engaged the Investment Bank.

17. Conditions to Effectiveness.  This Agreement shall be effective on the date (the “Effective Date”) when and if each of the following conditions is satisfied, it being understood and agreed that the amendment to the definition of “Applicable Rate” in Section 5 above is effective as of July 18, 2008:

(a) Execution and Delivery.  The Administrative Agent shall have received a counterpart of this Agreement executed and delivered by the Borrower, each of the Guarantors, the Administrative Agent, and the Required Lenders.

(b) No Default or Event of Default; Accuracy of Representations and Warranties.  The Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying that, after giving effect to this Agreement, no Default or Event of Default (other than the Specified Defaults, the Reporting Default, the Material Contract Defaults and the Swap Default) shall exist and each of the representations and warranties made by the Borrower and the Guarantors herein and in or pursuant to the Credit Agreement and the other Loan Documents shall be true and correct in all material respects as if made on and as of the date on which this Agreement becomes effective, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Fees.  The Borrower shall have paid the following amounts and fees:

(i) for the benefit of the Lenders who execute and deliver a counterpart of this Agreement to the Agent by 5:00 p.m. (Eastern time) on September 16, 2008, a fee equal to 0.25% of the Aggregate Commitments (after giving to effect to the Revolver Commitment reductions provided for herein) of all of the Lenders (whether or not party hereto); and

(ii) for the benefit of the Administrative Agent, an Arrangement Fee, as set forth in the Forbearance Fee Letter; and

(d) Expense Deposits.  The Borrower shall have executed and delivered, and shall have paid the Deposits referred to in, that certain letter agreement dated July 28, 2008 between the Agent and the Borrower.

(e) SemGroup Loan Documents.  The Borrower shall have made available to the Administrative Agent and the Lenders copies of (i) the Loan Agreement, dated June 25, 2008, among Holdings, Manchester Securities Corp. and Alerian Finance Partners, LP and (ii) such related Loan Documents (other than fee letter(s)) (as defined therein) as may have been requested by the Administrative Agent; provided that the Administrative Agent and any Lender receiving such Loan Agreement, Loan Documents or any information disclosed therein or related thereto shall have executed and delivered to Manchester Securities Corp. and Alerian Finance Partners, LP a confidentiality agreement acceptable to Manchester Securities Corp. and Alerian Finance Partners, LP (collectively, the “Confidentiality Agreement”), it being understood by the Administrative Agent and the Lenders that such Loan Agreement, Loan Documents and any information disclosed therein or related thereto is confidential and shall be subject to the provisions of a Confidentiality Agreement and disclosed only to parties that have executed a Confidentiality Agreement, notwithstanding anything to the contrary contained in the Credit Agreement.

(f) Expense Reimbursements.  The Borrower shall have paid all reasonable invoices presented to the Borrower for expense reimbursements (including reasonable attorneys’ and financial advisors’ fees and disbursements) due to the Administrative Agent in accordance with Section 10.04 of the Credit Agreement.

(g) Termination of Certain Swap Contracts and Payment of Swap Termination Value.  The Lenders who are parties to Swap Contracts where the Swap Termination Value results in a sum due the Borrower shall have terminated such Swap Contracts and paid the Swap Termination Value to the Borrower.

18. Effect of Forbearance Termination Date.  Except for Sections 6, 14, 16, 17(e) (with respect to confidentiality), 19, 20, 21, 22 and 23 hereof, this Agreement shall cease to be effective upon the occurrence of the Forbearance Termination Date, and the form of the Credit Agreement, as in effect immediately prior to the Effective Date, shall be deemed to have been otherwise restored to such form in its entirety and the applicable interest rate under the Credit Agreement shall be the Default Rate so long as any Event of Default then exists.

19. Additional Reports.  Borrower shall provide the Administrative Agent with reports setting forth cash receipts (i) with respect to its Asphalt Assets and (ii) with respect to its Crude Assets for the four week period ending September 27, 2008, the five week period ending November 1, 2008, and the four week period ending November 29, 2008.  Such reports shall be delivered to the Administrative Agent by no later than three Business Days following the end of each reporting period.

20. Further Assurances.  Each of the Borrower and Guarantors agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to perfect the Administrative Agent’s interests in the Collateral, and the rights and remedies created by the Security Documents.  In addition, as further security for payment and performance of the Obligations and as consideration for the Administrative Agent’s and the Lenders’ agreement to enter into this Agreement, each of the Borrower and Guarantors hereby further agrees to grant a perfected pledge and security interest in any additional collateral as the Administrative Agent may reasonably request to the extent title to such collateral is vested in the Borrower or a Guarantor.

21. Release.  For purposes of this Section 21, the following terms shall have the following definitions:

“Related Parties” shall mean, with respect to any released party, such party’s parents, subsidiaries, affiliates, successors, assigns, predecessors in interest, officers, directors, employees, agents, representatives, attorneys, financial advisors, accountants and shareholders, if any.

“Claims” shall mean  any and all claims, losses, debts, liabilities, demands, obligations, promises, acts, omissions, agreements, costs, expenses, damages, injuries, suits, actions, causes of action, including without limitation, any and all rights of setoff, recoupment or counterclaim of any kind or nature whatsoever, in law or in equity, known or unknown, suspected or unsuspected, contingent or fixed.

Excluding only the continuing obligations of the Lenders and the Administrative Agent under the Credit Agreement, the Loan Documents and this Agreement, the Borrower and each Guarantor, effective as of the Effective Date, hereby releases, acquits and forever discharges the Lenders and the Administrative Agent, and each of them, and their respective Related Parties, of and from any and all Claims arising out of, related or in any way connected with the Credit Agreement, the Loan Documents or the transactions contemplated by any thereof, including, without limitation, any action or failure to act, prior to the Effective Date, in response to or otherwise in connection with the events or circumstances arising under or otherwise related to the Credit Agreement, the Loan Documents or any Defaults or Events of Default occurring under the Credit Agreement or the Loan Documents, in each case to the extent, and only to the extent, that (i) such Claims arose prior to the Effective Date, (ii) such Claims result or derive from actions taken or not taken by a releasee in its capacity(ies) as a Lender(s) or as Administrative Agent under the Credit Agreement or the Loan Documents, and (iii) such Claims do not result or derive from actions taken or not taken by a releasee with respect to or in relation to SemGroup, SemCrude L.P., SemMaterials, L.P., K.C. Asphalt, L.L.C. or any of their affiliates (other than the Borrower and the Guarantors).

22. Acknowledgement.  The Borrower hereby confirms and acknowledges as of the date hereof that it is validly and justly indebted to the Administrative Agent and the Lenders for the payment of all obligations under the Credit Agreement without offset, defense, cause of action or counterclaim of any kind or nature whatsoever, other than with respect to or in relation to any Claims (as defined in Section 21) not released pursuant to Section 21.

23. Confirmation of Credit Agreement and Security Documents.  Except as amended by this Agreement, all the provisions of the Credit Agreement remain in full force and effect from and after the date hereof, and each Loan Party hereby ratifies and confirms each Loan Document to which it is a party.  This Agreement shall be limited precisely as written and shall not be deemed (a) to be a consent granted pursuant to, or a waiver or modification of, any other term or condition of the Credit Agreement or any of the instruments or agreements referred to therein or (b) to prejudice any right or rights which the Administrative Agent or the Lenders may now have or have in the future under or in connection with the Credit Agreement or any of the instruments or agreements referred to therein.  From and after the date hereof, all references in the Credit Agreement to “this Agreement”, “hereof”, “herein”, or similar terms, shall refer to the Credit Agreement as amended by this Agreement.  Each of the Borrower and the Guarantors also hereby ratifies and confirms that the Security Documents remain in full force and effect in accordance with their terms and are not impaired or affected by this Agreement.

24. GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

25. Loan Document.  This Forbearance Agreement shall constitute a Loan Document under the Credit Agreement, and all obligations included in this Forbearance Agreement (including, without limitation, all obligations for the payment of principal, interest, fees and other amounts and expenses) shall constitute Obligations under the Credit Agreement and shall be secured by the Collateral.

26. Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Delivery of an executed signature page to this Agreement by facsimile transmission or electronic photocopy (i.e. a “.pdf”) shall be as effective as delivery of a manually signed counterpart.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

SEMGROUP ENERGY PARTNERS, L.P.

By: SemGroup Energy Partners GP, L.L.C.
       its General Partner

By: /s/ Michael Brochetti
Name: Michael Brochetti
Title:   CFO

Guarantors:

SemGroup Energy Partners Operating, L.L.C.

By:/s/ Michael Brochetti _____________
Name: Michael Brochetti
Title:   CFO

SemMaterials Energy Partners, L.L.C.

By:/s/ Michael Brochetti _____________
Name: Michael Brochetti
Title:   CFO

SemGroup Energy Partners, L.L.C.

By:/s/ Michael Brochetti _____________
Name: Michael Brochetti
Title:   CFO

SemGroup Crude Storage, L.L.C.

By:/s/ Michael Brochetti _____________
Name: Michael Brochetti
Title:   CFO

SemPipe, L.P.
    By:  SemPipe, G.P., L.L.C., its General Partner

By:/s/ Michael Brochetti _____________
Name: Michael Brochetti
Title:   CFO

SemPipe, G.P., L.L.C.

By:/s/ Michael Brochetti _____________
Name: Michael Brochetti
Title:   CFO

Lenders:

Wachovia Bank, National Association,
    as Administrative Agent, L/C Issuer,
    Swing Line Lender and Lender

By:/s/ C. Mark Hedrick______________
Name: C. Mark Hedrick
Title: Managing Director

ABN AMRO Bank N.V., as a Lender

By:/s/ Parker A. Douglas ____________
Name: Parker A. Douglas
Title:   Senior Vice President

By:/s/ David W. Stack    ___ _________
Name: David W. Stack
Title:   Senior Vice President

Bank of America, N.A., as a Lender

By:/s/ Jay T. Wampler______________
Name: Jay T. Wampler
Title:   Senior Vice President

The Bank of Nova Scotia, as a Lender

By:/s/ Ron Dooley_________________
Name: Ron Dooley
Title:   Director

Bank of Scotland PLC, as a Lender

By:/s/ Julia R. Franklin ______________
Name: Julia R. Franklin
Title:   Assistant Vice President

Blue Ridge Investments LLC, as a Lender

By:/s/ John Heibendahl_______________
Name: John Heibendahl
Title:   VP: Controller

BMO Capital Markets Financing Inc., as a Lender

By:_____________________________
Name:
Title:

Calyon New York Branch, as a Lender

By:/s/ Anne G. Sheen_______________
Name: Anne G. Sheen
Title:   Director

By:/s/ Alan Sidrane_________________
Name: Alan Sidrane
Title:   Managing Director

Citibank, N.A., as a Lender

By:_____________________________
Name:
Title:

Fortis Capital Corporation, as a Lender

By:/s/ Casey Lowary_______________
Name: Casey Lowary
Title:   Director

By:/s/ Ilene Fowler ________________
Name: Ilene Fowler
Title:   Director

Guaranty Bank And Trust Company, as a Lender

By:/s/ Gail J. Nofoinger_____________
Name: Gail J. Nofoinger
Title:   Senior Vice President

Halbis Distressed Opportunities Master Fund LTD, as a Lender

By:/s/ Peter Sakon_________________
Name: Peter Sakon
Title:   VP

JPMorgan Chase Bank, N.A., as a Lender

By:/s/ Phillip D. Martin______________
Name: Phillip D. Martin
Title:   Senior Vice President

Lehman Brothers Commercial Bank, as a Lender

By:/s/ Frank P. Turner_______________
Name: Frank P. Turner
Title:   Authorized Signatory

Lehman Commercial Paper, Inc., as a Lender

By:/s/ Ritam Bhalla_________________
Name: Ritam Bhalla
Title:   Authorized Signatory

Merrill Lynch Bank USA, as a Lender

By:/s/ Louis Alder_________________
Name: Louis Alder
Title:   FVP

GE Business Financial Servces Inc., F/K/A Merrill Lynch Business Financial Services Inc., as a Lender

By:/s/ Randall Hornick_____________
Name: Randall Hornick
Title:   Authorized Signatory

One East Liquidity Master LP, as a Lender

By:/s/ Siora Toussi_________________
Name: Siora Toussi
Title:   Managing Director and Authorized Signatory

One East Partners Master LP, as a Lender

By:/s/ Siora Toussi_________________
Name: Siora Toussi
Title:   Managing Director and Authorized Signatory

Raymond James Bank FSB, as a Lender

By:/s/ Garrett McKinnon____________
Name: Garrett McKinnon
Title:   Vice President

Royal Bank of Canada, as a Lender

By:/s/ Leslie P. Vowell______________
Name: Leslie P. Vowell
Title:   Attorney-in-Fact

SunTrust Bank, N.A., as a Lender

By:/s/ Samuel M. Ballesteros_________
Name: Samuel M. Ballesteros
Title:   Director

UBS Loan Finance LLC, as a Lender

By:/s/ Irja R. Otsa__________________
Name: Irja R. Otsa
Title:   Associate Director, Banking Products Services, US

By:/s/ David B. Julie _______________
Name: David B. Julie
Title:   Associate Director, Banking Products Services, US

SCHEDULE 1
TO
FORBEARANCE AGREEMENT AND
AMENDMENT TO CREDIT AGREEMENT

A Default and Event of Default has occurred and is continuing under clause (k) of Section 8.01 of the Credit Agreement with respect to the General Partner or may occur with respect to the Qualifying Owners, provided, however, the change of control at the General Partner shall not prevent any further change of control at the General Partner from constituting an Event of Default.

Defaults and Events of Default have occurred and are continuing under clause (b) of Section 8.01 of the Credit Agreement (as a result of breaches of Section 6.05 of the Credit Agreement), under clause (c) of Section 8.01 of the Credit Agreement (as a result of breaches of Section 6.17 of the Credit Agreement) and under clause (m) of Section 8.01 of the Credit Agreement, due to the termination of certain provisions of the Omnibus Agreement.

SCHEDULE 2
TO
FORBEARANCE AGREEMENT AND
AMENDMENT TO CREDIT AGREEMENT

[The amounts range from $9,000,000 to $10,500,000 on a week by week basis for the weeks ending September 27, 2008 through December 13, 2008.]

SCHEDULE 2.01
TO
FORBEARANCE AGREEMENT AND
AMENDMENT TO CREDIT AGREEMENT

Schedule of Commitments

Institution	Revolver	Term Loan	Total Commitment
ABN AMRO	21,000,000.00	17,500,000.00	38,500,000.00
BANK OF AMERICA	24,678,571.43	16,636,904.76	41,315,476.19
BANK OF NOVA SCOTIA	12,500,000.00	10,416,666.67	22,916,666.67
BANK OF SCOTLAND	21,000,000.00	17,500,000.00	38,500,000.00
BLUE RIDGE INVESTMENTS LLC	250,000.00	208,333.33	458,333.33
BMO CAPITAL MARKETS	20,000,000.00	16,666,666.67	36,666,666.67
CALYON NEW YORK BRANCH	25,000,000.00	20,833,333.33	45,833,333.33
CITIBANK	20,000,000.00	16,666,666.67	36,666,666.67
FORTIS CAPITAL CORPORATION	8,500,000.00	7,083,333.33	15,583,333.33
GE BUS FINCL SVC (FKA ML BFS)	10,000,000.00	8,333,333.33	18,333,333.33
GUARANTY BANK AND TRUST	10,000,000.00	8,333,333.33	18,333,333.33
HALBIS DISTRESSED OPPOR MASTER	1,000,000.00	833,333.33	1,833,333.33
JPMORGAN CHASE	8,500,000.00	7,083,333.33	15,583,333.33
LEHMAN BROTHER COMMERCIAL BANK	14,571,428.57	20,000,000.00	34,571,428.57
MERRILL LYNCH BANK USA	7,500,000.00	6,250,000.00	13,750,000.00
ONE EAST LIQUIDITY MASTER LP	1,542,857.14	1,250,000.00	2,792,857.14
ONE EAST PARTNERS MASTER LP	12,207,142.85	10,208,333.34	22,415,476.19
RAYMOND JAMES BANK	20,000,000.00	16,666,666.67	36,666,666.67
ROYAL BANK OF CANADA	20,000,000.00	16,666,666.67	36,666,666.67
SUNTRUST	8,500,000.00	7,083,333.33	15,583,333.33
UBS LOAN FINANCE LLC	8,571,428.57	7,142,857.14	15,714,285.71
WACHOVIA BANK, NA	24,678,571.42	16,636,904.77	41,315,476.19
	$300,000,000.00	$250,000,000.00	$550,000,000.00

Exhibit 1

Form of Forecast

Exhibit 2

Form of Weekly Flash Report